Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Mark Feuerbach	Ryan Flaim
Innophos	Sharon Merrill Associates
609-366-1204	617-542-5300
investor.relations@innophos.com	iphs@investorrelations.com

INNOPHOS HOLDINGS, INC. ISSUES PRELIMINARY

THIRD-QUARTER RESULTS AND UPDATES FULL YEAR 2018 GUIDANCE

Remains on Path to Double Digit Year-On-Year Revenue Growth

Continues Price Actions to Offset Input Cost Increases

Projects $40 Million 2018 Cash Generation from Two Transactions

Q3 2018 Earnings Call to Be Held November 1st at 9am ET

CRANBURY, New Jersey – (October 16, 2018) – Innophos Holdings, Inc. (NASDAQ: IPHS) today issued preliminary results for its third quarter ending September 30, 2018 and updated full year 2018 guidance.

This update is preliminary in nature, based upon information available to the Company as of the date of this release and is subject to further changes upon completion of the Company’s standard closing procedures. This update has not been reviewed or verified by the Company’s independent auditors.

The Company is revising its full year 2018 revenue and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) guidance with revenue expected to grow 10% to 12% (previously was 12% to 14%) compared with full year 2017 revenue of $722 million. Adjusted EBITDA is expected to grow 3% to 7% (previously was 15% to 17%) compared with adjusted EBITDA of $120 million for full year 2017.

The Company anticipates softer sequential sales in the second half of 2018 compared with the first half of the current year with Q3 sales estimated at $197 million. The revised revenue guidance reflects lower-than-expected nutrition sales in the second half of 2018, principally driven by the Company’s decision to discontinue a portion of lower-margin trading business ahead of plan. To better position for future revenue and earnings growth, the Company continues to actively transition the lower-margin ingredients portion of its acquired portfolio to more value-adding solutions.

The Company has revised its full year adjusted EBITDA guidance, with Q3 estimated to be in the range of $30 million to $32 million, which is sequentially in line with Q1 and Q2 of 2018. This revision reflects a shift in the timing of the anticipated initial value chain benefits from 2018 to 2019 due to various factors, including a delay in receiving long lead-time environmental and operational government permits, which are now finalized and have been received. Additionally, the Company experienced isolated operations-related issues and expenses, which the Company is actively addressing. The Company has continued to advance the completion of the targeted supply chain redesign. As a result, Innophos continues to expect full benefits of the strategic value chain repositioning and manufacturing optimization program to materialize in H2 2019 and reiterates its expectation to deliver adjusted diluted EPS improvement of 10% by the end of 2019.

During the first half of 2018, selling price increases were effective in offsetting input cost increases. In response to the operating environment continuing to show cost inflation, the Company has continued to take further price increase actions.

Additionally, the Company immediately took initial SG&A cost actions, which are anticipated to deliver benefits in both Q3 and Q4 of 2018 and will carry forward into 2019. The Company continues to evaluate additional cost savings opportunities.

Further, the Company has taken steps to protect its 2018 free cash flow delivery and is announcing its intention to finalize a sale lease-back transaction during Q4 on a non-core asset for an estimated $20 million in cash. This transaction, along with the previously communicated $20 million Nutrien payment, is expected to generate an estimated $40 million in positive cash flow in the fourth quarter of 2018.

“We are acting swiftly to manage the dynamics of the business by implementing cost and pricing actions while simultaneously executing against key initiatives under our Strategic Pillars,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer. “We remain confident that our strategic programs are positioning Innophos to deliver long-term value for our customers and shareholders, and that we are on track to achieve our Vision 2022 goals.”

Q3 2018 Conference Call

Innophos announced that it will host its third quarter 2018 conference call on Thursday, November 1, 2018 at 9:00 am ET to discuss its earnings results. The press release detailing third-quarter 2018 results will be issued on the morning of November 1st prior to the call.

Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.innophos.com. The live call also can be accessed by dialing (877) 604-1612 (U.S.) or (201) 389-0883 (international). If you are unable to listen to the live call, the webcast will be archived on the Company’s website. In addition, a telephone replay will be available between November 1, 2018 and November 15, 2018. The replay is accessible by dialing (877) 660-6853 (U.S.) or (201) 612-7415 (international) and entering the Conference ID number 13684095.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral, enzyme and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

SOURCE Innophos Holdings, Inc.

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Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains or may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. Statements made in this press release that relate to our future performance or future financial results or other future events (which may be identified by such terms as “expect”, “estimate”, “anticipate”, “assume”, “believe”, “plan”, “intend’, “may”, “will”, “should”, “outlook”, “guidance”, “target”, “opportunity”, “potential” or similar terms and variations or the negative thereof) are forward-looking statements, including the Company’s expectations regarding the business environment and the Company’s overall guidance regarding future performance and growth. These statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may materially differ from the expectations expressed in or implied by these forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, but are not limited to: (1) global macroeconomic conditions and trends; (2) the behavior of financial markets, including fluctuations in foreign currencies, interest rates and turmoil in capital markets; (3) changes in regulatory controls regarding tariffs, duties, taxes and income tax rates; (4) the Company’s ability to implement and refine its Vision 2022 strategic roadmap; (5) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2022 strategic roadmap and effectively operate and integrate acquired businesses to realize the anticipated benefits of those acquisitions; (6) the Company’s ability to realize expected cost savings and efficiencies from its performance improvement and other optimization initiatives; (7) the Company’s ability to effectively compete in its markets, and to successfully develop new and competitive products that appeal to its customers; (8) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (9) the Company’s ability to benefit from its investments in assets and human capital and the ability to complete projects successfully and on budget; (10) economic, regulatory and political risks associated with the Company’s international operations, most notably Mexico and China; (11) volatility and increases in the price of raw materials, energy and transportation, and fluctuations in the quality and availability of raw materials and process aids; (12) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (13) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws and (14) the Company’s ability to meet quality and regulatory standards in the various jurisdictions in which it has operations or conducts business. We caution you to consider the important risks and other factors as set forth in the forward-looking statements section and in Item 1A Risk Factors in our most recent Annual Report on Form 10-K, as amended by subsequent reports on Forms 10-Q and 8-K. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Additional Information

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures plus cash received from sale leaseback transactions.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Innophos is not able to provide a reconciliation of its expectation for adjusted earnings to 2018 and 2019 GAAP net income given the dynamic nature of the strategic value chain repositioning program expenses that may be incurred. As a result, we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income for 2018 or 2019 or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.